EXHIBIT 99.1

SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE QUARTER ENDED MARCH 31, 2010

Willimantic, Connecticut—April 28, 2010.  SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market:  SIFI), the holding company of Savings Institute Bank and Trust Company (the “Bank”), reported net income of $493,000, or $0.04 basic and diluted earnings per common share, for the quarter ended March 31, 2010 versus net income of $56,000 for the quarter ended March 31, 2009.  Basic and diluted earnings per common share for the quarter ended March 31, 2009 was negligible.

Net interest income increased 6.8% to $6.4 million for the quarter ended March 31, 2010 from $6.0 million for the quarter ended March 31, 2009.  The increase in net interest income was primarily due to lower average rates paid on deposits and borrowings and a higher average balance of securities, offset by a decrease in the average rate earned on interest-earning assets and an increase in average deposits.

The provision for loan losses decreased $320,000 to $170,000 for the first quarter of 2010 compared to the same period in the prior year.  The lower provision in 2010 resulted from declines in net loan charge-offs and nonperforming loans.  At March 31, 2010, nonperforming loans totaled $3.5 million, compared to $9.5 million at March 31, 2009.  Specific reserves relating to nonperforming loans decreased to $246,000 at March 31, 2010, compared to $498,000 at March 31, 2009.  Net loan charge-offs were $268,000 for the quarter ended March 31, 2010, compared to $1.3 million for the quarter ended March 31, 2009.  Contributing to higher loan charge-offs during the first quarter of 2009 was one commercial construction loan totaling $1.0 million.

Noninterest income was $2.6 million and $2.1 million for the quarters ended March 31, 2010 and 2009, respectively.  Higher noninterest income for the first quarter of 2010 resulted from increases in the net gain on the sale of securities, service fees, wealth management fees and other noninterest income.  Service fees increased for the quarter ended March 31, 2010 primarily due to higher electronic banking usage.  Higher wealth management fees in 2010 resulted from increases in the market value of trust assets under administration and trust service fees compared to the same period in 2009.  Included in other noninterest income were impairment charges of $12,000 and $336,000 that were recorded to reduce the carrying value in the Bank’s small business investment company limited partnerships during the quarters ended March 31, 2010 and 2009, respectively.

Noninterest expenses increased $543,000 for the three months ended March 31, 2010 as compared to the same period in 2009, mainly due to increases in salaries and employee benefits, FDIC deposit insurance assessments, computer and electronic banking services and other real estate owned expenses.  The increase in salaries and benefits was the result of lower deferred loan origination costs associated with a decline in loan originations for 2010 compared to 2009.  Computer and electronic banking services expense increased due to higher telecommunication costs and transaction activity.

Total assets increased $9.7 million, or 1.1%, to $882.1 million at March 31, 2010 from $872.4 million at December 31, 2009, principally due to increases of $8.8 million in cash and cash equivalents, $4.7 million in securities, $2.3 million in other assets and $1.7 million in loans held for sale, offset by decreases of $7.0 million in net loans receivable and $737,000 in net deferred tax assets.  Cash and cash equivalents increased as a result of an increase in deposits.  Securities increased with the purchase of primarily government-sponsored enterprise and mortgage-backed securities.  The increase in other assets was attributed to the settlement of security sales subsequent to March 31, 2010.  Residential mortgage loan sales and a decline in loan originations contributed to the decrease in net loans receivable.  Total loan originations decreased $24.0 million, or 54.1%, during the first quarter of 2010 compared to the same period in 2009.  During the first quarter of 2009, record residential mortgage loan originations resulted from lower market interest rates.

Total liabilities were $802.4 million at March 31, 2010 compared to $794.9 million at December 31, 2009.  Deposits increased $11.0 million, or 1.7%, which included increases in NOW and money market accounts of $15.1 million and savings accounts of $64,000, offset by decreases in noninterest-bearing deposits of $3.8 million and certificates of deposit of $443,000.  Further deposit growth was the result of marketing and promotional initiatives and competitively-priced deposit products.  Borrowings decreased $2.0 million from $124.3 million at December 31, 2009 to $122.3 million at March 31, 2010, resulting from net repayments of Federal Home Loan Bank advances with excess funds from deposit inflows.

Total stockholders’ equity increased $2.2 million from $77.5 million at December 31, 2009 to $79.7 million at March 31, 2010.  The increase in stockholders’ equity was attributable to a decrease in net unrealized holding losses on securities aggregating $1.5 million (net of taxes), earnings of $493,000 and amortization of equity incentive plan awards totaling $202,000.

“Results for the first quarter continue to reflect the diligence with which we have approached the economic downturn.  Capital preservation and credit quality have been our primary concerns.  We continue to focus on lowering our commercial loan exposure and have reduced our acquisition, development and construction lending to approximately 15% of capital.  Our nonperforming loans to total assets were 0.40% at March 31, 2010, compared to 1.10% one year prior.  We remain confident that we are well-positioned to benefit from opportunities that may arise as the economy improves,” commented Rheo A. Brouillard, President and Chief Executive Officer.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company.  Established in 1842, the Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut.  Through its twenty-one branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company.  These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area, the ability to operate new branch offices profitably, the ability to effectively and efficiently integrate acquisitions and changes in relevant accounting principles and guidelines.  For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, including the section entitled “Risk Factors,” and Quarterly Reports on Form 10-Q on file with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.  Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA:

(Dollars In Thousands / Unaudited)	March 31, 2010	December 31, 2009
ASSETS
Noninterest-bearing cash and due from banks	$14,109	$12,889
Interest-bearing cash and cash equivalents	18,934	11,315
Securities	196,664	191,950
Loans held for sale	2,052	396
Loans receivable, net	600,683	607,692
Bank-owned life insurance	8,805	8,734
Other real estate owned	4,206	3,680
Other assets	36,646	35,698

Total assets	$882,099	$872,354

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits	$669,770	$658,787
Borrowings	122,348	124,348
Other liabilities	10,315	11,757
Total liabilities	802,433	794,892

Stockholders’ equity	79,666	77,462

Total liabilities and stockholders’ equity	$882,099	$872,354

SELECTED OPERATING DATA:

	Three Months Ended March 31,
(Dollars In Thousands / Unaudited)	2010	2009

Interest and dividend income	$10,209	$11,028
Interest expense	3,779	5,006
Net interest income	6,430	6,022

Provision for loan losses	170	490
Net interest income after provision for loan losses	6,260	5,532

Noninterest income	2,613	2,144
Noninterest expenses	8,137	7,594
Income before income taxes	736	82

Provision for income taxes	243	26
Net income	$493	$56

SELECTED OPERATING DATA – Continued:

(Unaudited)	Three Months Ended March 31,
	2010	2009

Earnings per share:
Basic	$0.04	$0.00
Diluted	$0.04	$0.00

Weighted-average shares outstanding:
Basic	11,466,289	11,445,285
Diluted	11,466,289	11,445,285

SELECTED FINANCIAL RATIOS:

(Dollars in Thousands / Unaudited)	At or For the Three Months Ended March 31,
	2010	2009
Selected Performance Ratios: (1)
Return on average assets	0.23%	0.03%
Return on average equity	2.52	0.31
Interest rate spread	2.95	2.68
Net interest margin	3.19	3.00
Efficiency ratio (2)	90.95	92.85

Asset Quality Ratios:
Allowance for loan losses	$4,793	$5,271
Allowance for loan losses as a percent of total loans	0.79%	0.84%
Allowance for loan losses as a percent of nonperforming loans	136.55	55.57%
Nonperforming loans	$3,510	$9,486
Nonperforming loans as a percent of total loans	0.58%	1.51%
Nonperforming assets (3)	$7,716	$9,556
Nonperforming assets as a percent of total assets	0.87%	1.11%

(1)	Quarterly ratios have been annualized.
(2)
Represents noninterest expenses divided by the sum of net interest and noninterest income, less any realized gains or losses on the sale of securities and other-than-temporary impairment on securities.

(3)	Nonperforming assets consist of nonperforming loans and other real estate owned.

CONTACT:
Sandra Mitchell
Vice President / Director of Corporate Communications
Email:  investorrelations@banksi.com
(860) 456-6509